Exhibit 99.1

JAKKS Pacific, Inc.
Annual Meeting of Shareholders
Statement by Stephen Berman

As you are aware, on September 13, 2011 Oaktree Capital Management, a private equity firm, wrote a letter to the Company and publicly announced a non-binding and conditional indication of interest to take the Company private at $20 per share.  The Board of Directors of the Company, with the assistance of Rothschild Inc., its independent financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP, its outside legal advisor, will consider and respond to Oaktree's indication of interest.

I want to assure you that our Board is acutely aware of its fiduciary duties and will act responsibly and in the best interests of the Company and its shareholders.

The Company first received an unsolicited, conditional and non-binding indication of interest in acquiring the Company from Oaktree in March of 2011.  In response to Oaktree's letter, the Company and Board retained Rothschild and Skadden and carefully reviewed and analyzed the terms of Oaktree's indication of interest.  After several Board meetings, a meeting between the Company and Oaktree attended by Rothschild and Skadden, and other communications, in July of 2011 the Company's Board concluded that pursuing Oaktree's indication of interest would not be in the best interests of the Company and its shareholders.  The Board communicated its conclusion to Oaktree. We had not heard anything further from Oaktree for over two months until we received a letter on September 13, 2011, which Oaktree simultaneously made public.

I know that many of you have questions about Oaktree's indication of interest and the Company's potential response and I would like to be able to answer them, but as I am sure you can appreciate, at this juncture our legal counsel has informed us that we are limited in what we can say.  In the meantime, we urge you to take no action with respect to your shares and to await the determination of the Company's Board.

All of us at the Company are grateful for your support.

Exhibit 99.1

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. www.jakks.com

This statement may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses.  The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Additional Information

JAKKS Pacific, Inc.  (the “Company”), its directors and certain of its officers may be deemed to be participants in any solicitation by the Company of proxies from stockholders in connection with Oaktree's indication of interest. In the event of any proxy solicitation by the Company in connection with Oaktree's indication of interest, the Company plans to file a proxy statement (the "Proxy Statement") with the Securities and Exchange Commission (the “SEC”). Information regarding the names of the Company’s directors and other participants in the solicitation and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to its 2011 annual meeting of stockholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.jakks.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with any solicitation by the Company relating to Oaktree's indication of interest. In such event, promptly after filing its definitive Proxy Statement with the SEC, the Company will mail the definitive Proxy Statement and a form of proxy card to each stockholder entitled to deliver a proxy in connection therewith.

WE URGE INVESTORS TO READ THE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Proxy Statement and any other documents filed by the Company with the SEC in connection with the Oaktree's indication of interest at the SEC’s website at http://www.sec.gov, at the Company’s website at http://www.jakks.com.

JAKKS Contact

Joel Bennett, 310-455-6210